Exhibit 99(m)(7)

APPENDIX A

SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

AMENDED AND RESTATED AS OF NOVEMBER 16, 2018

Name of Fund	Aggregate Service Fee[1] (%)
LEGG MASON DEVELOPED EX-US DIVERSIFIED CORE ETF	0.25

LEGG MASON EMERGING MARKETS DIVERSIFIED CORE ETF	0.25

LEGG MASON US DIVERSIFIED CORE ETF	0.25

LEGG MASON LOW VOLATILITY HIGH DIVIDEND ETF	0.25

LEGG MASON INTERNATIONAL LOW VOLATILITY HIGH DIVIDEND ETF	0.25

LEGG MASON EMERGING MARKETS LOW VOLATILITY HIGH DIVIDEND ETF	0.25

LEGG MASON GLOBAL INFRASTRUCTURE ETF	0.25

CLEARBRIDGE ALL CAP GROWTH ETF	0.25

CLEARBRIDGE DIVIDEND STRATEGY ESG ETF	0.25

CLEARBRIDGE LARGE CAP GROWTH ESG ETF	0.25

LEGG MASON SMALL-CAP QUALITY VALUE ETF	0.25

[1]	Expressed as an annual rate of the average daily net assets of the Fund.

Name of Fund	Aggregate Service Fee[1] (%)
LEGG MASON SMALL-CAP DEEP VALUE ETF	0.25

LEGG MASON SMALL-CAP DIVIDEND VALUE ETF	0.25

LEGG MASON CAPITAL PRESERVATION SOLUTION ETF	0.25

LEGG MASON INCOME SOLUTION ETF	0.25

LEGG MASON CONSERVATIVE GROWTH SOLUTION ETF	0.25

LEGG MASON MODERATE GROWTH SOLUTION ETF	0.25

LEGG MASON HIGH GROWTH SOLUTION ETF	0.25

WESTERN ASSET TOTAL RETURN ETF	0.25

BRANDYWINEGLOBAL - GLOBAL TOTAL RETURN ETF	0.25

WESTERN ASSET SHORT DURATION INCOME ETF	0.25